Exhibit 99.1

Contacts: West Marine, Inc.

Eric Nelson, Senior Vice President and Chief Financial Officer

(831) 761-4489

Russell Solt, Director of Investor Relations

(831) 761-4229

WEST MARINE REPORTS 2.3% COMPARABLE STORE

SALES INCREASE FOR DECEMBER 2003

WATSONVILLE, CA, January 7, 2004 – West Marine, Inc. (Nasdaq: WMAR) today reported that net sales for the six weeks ended January 3, 2004 were $53.1 million, a 44.2% increase from net sales of $36.8 million for the five week period a year ago. Comparable store net sales for December increased 2.3% compared to the similar period a year ago. Sales from 62 BoatU.S. stores acquired in January 2003 from Boat America are included in total sales, but are not reflected in comparable store sales statistics.

Net sales for the fourteen weeks ended January 3, 2004 were $124.3 million, an increase of 34.2% from net sales of $92.6 million for the thirteen week period a year ago. Comparable store net sales for the latest quarter increased 2.9% compared to the similar period a year ago.

Net sales for the fifty-three weeks ended January 3, 2004 were $660.3 million, an increase of 24.5% from net sales of $530.6 million for the fifty-two week period ended December 28, 2002. Comparable store net sales for the year decreased -2.5% compared to the similar fifty-three week period for the prior year.

John Edmondson, CEO of West Marine, said, “December sales were soft during the first half of the month and strengthened significantly during the remainder of December. While comparable store sales were slightly less than our expectations, our gross margin results exceeded our expectations. As a result we remain comfortable with our fourth quarter guidance of a loss in the range of ($0.11) to ($0.09) per share. Comparable sales by region were Southeast 4.4%, Northeast -0.2% and West Coast -0.4%.”

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies and apparel, with 345 stores in 38 states, Canada and Puerto Rico, and more than $650 million in annual sales. The Company’s successful Catalog and Internet channels offer customers approximately 50,000 products – far more than any competitor – and the convenience of being able to exchange Catalog and Internet purchases at its retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. Because the overwhelming majority of West Marine’s revenues come from aftermarket sales, the Company has traditionally been less affected by economic downturns than manufacturers and sellers of new boats.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company’s Catalog division as West Marine and its competitors open new stores, the impact of the Internet on the supply chain, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, and other risk factors described from time to time in West Marine’s filings with the Securities and Exchange Commission, including West Marine’s Annual Report on Form 10-K for the year ended December 28, 2002 and quarterly reports on Form 10-Q for the periods ended June 28, 2003 and September 27, 2003. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.